EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NetIQ Corporation and subsidiaries on Form S-8 of our report dated July 21, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and the revisions to certain expense classifications), appearing in the Annual Report on Form 10-K of NetIQ Corporation for the year ended June 30, 2003.

/s/ Deloitte & Touche LLP

San Jose, California
September 8, 2004